Exhibit 99.1

Contact: Provectus Biopharmaceuticals, Inc. Peter R. Culpepper, Interim CEO, COO Phone: 866-594-5999 #30	Porter, LeVay & Rose, Inc. Marlon Nurse, DM, SVP – Investor Relations Phone: 212-564-4700 Allison + Partners Todd Aydelotte, Managing Director – Media Relations Phone: 646-428-0644

FOR IMMEDIATE RELEASE

PROVECTUS BIOPHARMACEUTICALS ANNOUNCES ABSTRACT AVAILABLE

ON PV-10 PLUS RADIOTHERAPY IN MELANOMA

Abstract Published in Conjunction with 2016 ASCO Annual Meeting

ASCO Meeting Runs June 3-7, 2016, Chicago, Illinois

KNOXVILLE, TN, May 19, 2016 —Provectus Biopharmaceuticals, Inc. (NYSE MKT: PVCT, www.provectusbio.com), a clinical-stage oncology and dermatology biopharmaceutical company (“Provectus” or “The Company”), today announced the availability of an abstract titled “A phase 2 study of intralesional PV-10 followed by radiotherapy for localized in transit or recurrent metastatic melanoma” that has been published in conjunction with the annual meeting of the American Society of Clinical Oncology (“ASCO”) being held in Chicago June 3-7, 2016.

To see this abstract, visit: http://abstracts.asco.org/176/AbstView_176_167555.html

The abstract, ID: e21072, was published May 18, 2016, and is authored by Matthew Foote and colleagues at the Princess Alexandra Hospital and University of Queensland, in Brisbane, Australia.

Eric Wachter, Ph.D., Chief Technology Officer of Provectus, noted, “This abstract describes initial analysis of data from an investigator-initiated study of PV-10 followed by regional radiotherapy for refractory melanoma. Patients received a single course of PV-10, and if not immediately achieving a complete response they received a modest dose of radiation 6-10 weeks later. This combination yielded an 87% response rate with a third of patients achieving complete response. The response was durable (12.2 months mean duration of complete response), however, the protocol did not allow for subsequent retreatment, and the authors report that 80% of patients eventually had recurrence. Nonetheless, the melanoma specific survival of almost 5 and a half years is encouraging, and I agree with the authors’ conclusion that these results justify expanded evaluation in a randomized trial.”

Wachter continued, “This work arose from observations by these same researchers several years ago that, as they stated at the time, melanoma patients treated with PV-10 followed by external beam radiotherapy ‘had an impressive response.’ Also as observed in those early cases, the data reported in this ASCO abstract show that there appears to be minimal potential for increased side effects when PV-10 is used in combination with radiotherapy.”

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Wachter concluded, “The primary purpose of presenting research data at international meetings such as ASCO is to share knowledge within the medical community. An important implication of this is fostering dialog within the community regarding appropriate use of such data. In this case, I hope this initial report will help foster relationships that facilitate advancement of these findings into advanced studies, as suggested by the authors.”

About ASCO

ASCO promotes and provides for lifelong learning for oncology professionals; cancer research; an improved environment for oncology practice; access to quality cancer care; a global network of oncology expertise; and educated and informed patients with cancer. ASCO is supported by its affiliate organization, the Conquer Cancer Foundation, which funds groundbreaking research and programs that make a tangible difference in the lives of people with cancer. For further information, visit http://www.asco.org/

About Provectus Biopharmaceuticals, Inc.

Provectus Biopharmaceuticals, Inc., specializes in developing oncology and dermatology therapies. PV-10 is a novel investigational drug for cancer: melanoma, breast cancer and cancers of the liver. The Company has received orphan drug designations from the FDA for its melanoma and hepatocellular carcinoma indications. PH-10, its topical investigational drug for dermatology, is undergoing clinical testing for psoriasis and atopic dermatitis. Provectus has completed Phase 2 trials of PV-10 as a therapy for metastatic melanoma, and of PH-10 as a topical treatment for atopic dermatitis and psoriasis. Information about these and the Company’s other clinical trials can be found at the NIH registry, www.clinicaltrials.gov. For additional information about Provectus, please visit the Company’s website at www.provectusbio.com or contact Porter, LeVay & Rose, Inc.

FORWARD-LOOKING STATEMENTS: This release contains “forward-looking statements” as defined under U.S. federal securities laws. These statements reflect management’s current knowledge, assumptions, beliefs, estimates, and expectations and express management’s current views of future performance, results, and trends and may be identified by their use of terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will,” and other similar terms. Forward-looking statements are subject to a number of risks and uncertainties that could cause our actual results to materially differ from those described in the forward-looking statements. Readers should not place undue reliance on forward-looking statements. Such statements are made as of the date hereof, and we undertake no obligation to update such statements after this date.

Risks and uncertainties that could cause our actual results to materially differ from those described in forward-looking statements include those discussed in our filings with the Securities and Exchange Commission (including those described in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2015) and the following:

•	our determination, based on guidance from the FDA, whether to proceed with or without a partner with the fully enrolled phase 3 trial of PV-10 to treat locally advanced cutaneous melanoma and the costs associated with such a trial if it is necessary to complete (versus interim data alone);
•	our determination whether to license PV-10, our investigational drug product for melanoma and other solid tumors such as cancers of the liver, if such licensure is appropriate considering the timing and structure of such a license, or to commercialize PV-10 on our own to treat melanoma and other solid tumors such as cancers of the liver;
•	our ability to license PH-10, our investigational drug product for dermatology, on the basis of our phase 2 atopic dermatitis and psoriasis results, which are in the process of being further developed in conjunction with mechanism of action studies; and
•	our ability to raise additional capital if we determine to commercialize PV-10 and/or PH-10 on our own, although our expectation is to be acquired by a prospective pharmaceutical or biotech concern prior to commercialization.